UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2020

ANI PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31812	58-2301143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

210 Main Street West Baudette, Minnesota	56623
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (218) 634-3500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ANIP	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 8, 2020, ANI Pharmaceuticals, Inc. (the “Company” or "ANI") entered into and closed on an Asset Purchase Agreement (the “Agreement”) with Amerigen Pharmaceuticals Ltd. (the “Seller”) and acquired the Seller's right, title, and interest in its U.S. product portfolio of ten commercialized products, three FDA approved products with launches pending, four filed products and four in-development products as well as a license to commercialize two approved products (the “Acquired Assets”).

In consideration for the purchase of the Acquired Assets, the Company paid to the Seller $52.5 million in cash, and agreed to pay contingent milestone payments over the next four years (provided that in no event will these milestone payments exceed $25 million in the aggregate). The contingent milestone payments are earned in cash in an amount equal to 50% of the Company’s net profits on commercial sales of certain Seller products in excess of $16.0 million, $14.0 million, $12.0 million, and $11.0 million during each of the 2020, 2021, 2022, and 2023 calendar years, respectively.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.01.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

No.	Description

99.1	Press release, dated January 9, 2020, relating the acquisition of the Acquired Assets

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANI PHARMACEUTICALS, INC.

By:	/s/ Stephen P. Carey
Stephen P. Carey
Vice President, Finance, and Chief Financial Officer

January 9, 2020